Exhibit 10.17

2005 DEFERRED COMPENSATION PLAN

FOR DIRECTORS OF UNISYS CORPORATION

(As amended and restated effective December 2, 2010

except as otherwise noted below)

Article I

Purpose & Authority

1.1 Purpose. The purpose of the Plan is to offer members of the Board of Directors who are not employees of the Corporation the opportunity to defer receipt of a portion of their Compensation, under terms advantageous to both the Director and the Corporation and subject to rules that satisfy the requirements of section 409A of the Code.

1.2 Effective Date. A deferred compensation plan for directors of the predecessor to Unisys Corporation was originally approved by the board of the predecessor corporation on November 20, 1981. That plan, currently named the Deferred Compensation Plan for Directors of Unisys Corporation, was subsequently amended, effective January 1, 1994 and, again, effective April 22, 2004. Deferrals of compensation earned and vested before January 1, 2005 were made under that plan, and amounts deferred under that plan will continue to be subject to the rules set forth in that plan document. This Plan was adopted February 10, 2005, effective January 1, 2005, for deferrals of compensation earned and vested on or after January 1, 2005, and was amended from time to time thereafter. This Plan is now being amended and restated for deferrals of compensation earned and vested on and after the Effective Date, which will be subject to the rules set forth in this Plan document as it may be amended from time to time.

1.3 Authority. Any decision made or action taken by the Corporation and any of its officers or employees involved in the administration of this Plan, or any member of the Board or the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be within the sole discretion of all and each of them, as the case may be, and will be conclusive and binding on all parties. No member of the Board and no employee of the Corporation shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving the member’s or employee’s bad faith, for anything done or omitted to be done by himself or herself.

Article II

Definitions

2.1 “Account” means, for any Participant, each memorandum account established for the Participant under Section 4.1.

2.2 “Account Balance” means, for any Participant as of any date and with respect to any Account, the aggregate amount reflected in that Account.

2.3 “Award” means an Award (as that term is defined under the applicable LTIP) that is granted under the applicable LTIP, other than an award of Stock Options or Stock Appreciation Rights (as defined under the applicable LTIP).

2.4 “Beneficiary” means the person or persons designated from time to time in writing by a Participant to receive payments under the Plan after the death of such Participant or, in the absence of such designation or in the event that such designated person or persons predeceases the Participant, the Participant’s estate.

2.5 “Board” means the Board of Directors of the Corporation.

2.6 “Change in Control” means any of the following events:

(a) The acquisition by any individual, entity or group (within the meaning of Treasury Regulation section 1.409A-3(i)(5)) (a “Person”) of ownership of 30% or more of the combined voting power of the then outstanding voting securities of the Corporation (the “Outstanding Voting Securities”) during a 12-month period, provided, however, that the acquisition by any corporation pursuant to a transaction described in clauses (1), (2) and (3) of Section 2.5(c) will not constitute a Change in Control; or

(b) During a 12-month period, individuals who constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; or

(c) Consummation of a reorganization, merger or consolidation or sale or disposition of assets of the Corporation that have a total gross fair market value of more than 40% of the total gross fair market value of assets of the Corporation immediately before the acquisition (a “Substantial Portion of Assets”) within a 12-month period (a “Business Combination”), unless, in each case following such Business Combination, (1) all or substantially all of the individuals and entities who were the owners, respectively, of the then outstanding shares of Stock (the “Outstanding Stock”) and Outstanding Voting Securities immediately before the Business Combination own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of the transaction owns (A) the Corporation or (B) a Substantial Portion of Assets of the Corporation acquired within a 12-month period either directly or indirectly through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Stock and Outstanding Voting Securities, as the case may be, (2) no Person (excluding any employee benefit plan (or related trust) of the Corporation or the corporation resulting from the Business Combination) owns, directly or indirectly, 30% or more of, the combined voting power of the then outstanding voting securities of the corporation resulting from the Business Combination except to the extent that the Person owned 30% or more of the Outstanding Voting Securities before the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from the Business Combination were members of the Incumbent Board during the 12-month period immediately preceding the Business Combination; or

(d) Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation, but only to the extent that one Person acquires a Substantial Portion of Assets of the Corporation within a 12-month period in connection with such transaction.

The rules of this Section 2.6 shall be interpreted and applied in accordance with the provisions of Treasury Regulation section 1.409A-3(i)(5).

2.7 “Code” means the Internal Revenue Code of 1986, as amended.

2.8 “Committee” means the Compensation Committee of the Board, such other committee as may be appointed by the Board to administer the Plan or the person or persons to whom the Compensation Committee or such other committee may have delegated any of the Committee’s authority to administer the Plan.

2.9 “Compensation” means amounts payable by the Corporation, absent deferral, with respect to services provided by a Participant to the Corporation as a member of the Board, including retainer and meeting fees and Awards.

2.10 “Corporation” or “Unisys” means Unisys Corporation.

2.11 “Deferral Election” means (a) an election by an Eligible Director to defer a portion of his or her Compensation under the Plan, as described in Section 3.1, or (b) an election by a Participant, pursuant to the terms of the Plan in effect prior to the Effective Date, to elect the time and form of payment of Non-Elective Stock Units.

2.12 “Deferred Stock Units” means Stock Units awarded as a result of a Participant’s election to defer the receipt of an Award, as described in Sections 3.1 and 4.2(b).

2.13 “Effective Date” means, except as otherwise noted herein, December 2, 2010, the effective date of this amended and restated Plan.

2.14 “Elective Stock Units” means Stock Units awarded as a result of a Participant’s election to defer the receipt of Compensation, other than an Award, in accordance with Section 4.2(b).

2.15 “Eligible Director” means a member of the Board who is not an employee of the Corporation.

2.16 “Fair Market Value” means, on any date, the sales price of a share of Unisys Common Stock (a) on the New York Stock Exchange as of the official close of the New York Stock Exchange at 4:00 p.m. U.S. Eastern Standard Time or Eastern Daylight Time, as the case may be, on such date, or (b) on such other stock exchange, designated by the Committee in its sole discretion, as of the official close of such exchange on such date.

2.17 “Investment Measurement Option” means any of the hypothetical investment alternatives available for determining the additional amounts to be credited to a Participant’s Account under Section 4.2. As of the Effective Date, the Investment Measurement Options available are generally the investment options available to eligible participants under the USP other than the Unisys Common Stock Fund.

2.18 “LTIP” means the Unisys Corporation 2003 Long-Term Incentive and Equity Compensation Plan, the Unisys Corporation 2007 Long-Term Incentive and Equity Compensation Plan, the Unisys Corporation 2010 Long-Term Incentive and Equity Compensation Plan, or any successor equity-based incentive compensation, as applicable.

2.19 “Non-Elective Stock Units” means Stock Units that were awarded to the Participant by the Corporation, without regard to a deferral election, pursuant to the terms of the Plan in effect prior to the Effective Date.

2.20 “Participant” means an Eligible Director or a former Eligible Director (a) (1) who has made a Deferral Election, or (2) who was awarded Non-Elective Stock Units, and (b) who has not received a distribution of his or her entire Account Balance.

2.21 “Plan” means the 2005 Deferred Compensation Plan for Directors of Unisys Corporation, as set forth herein and as amended from time to time.

2.22 “Revised Election” means an election made by a Participant, in accordance with Section 5.2, to change the date as of which payment of his or her Account Balance is to commence and/or the form in which such payment is to be made.

2.23 “Separation from Service” means the termination of a Participant’s service as a member of the Board.

2.24 “Stock Units” means Unisys common stock-equivalent units, (a) which are awarded as Deferred Stock Units or Elective Stock Units, or (b) which were awarded as Non-Elective Stock Units. Each Stock Unit represents the equivalent of one share of Unisys Common Stock; therefore, the value of a Stock Unit on any given date is the Fair Market Value of a share of Unisys Common Stock on that date.

2.25 “Stock Units Account” means that portion of a Participant’s Account attributable to Stock Units.

2.26 “USP” means the Unisys Savings Plan, as amended from time to time.

2.27 “Valuation Date” means each business day on which the New York Stock Exchange (or such other exchange designated by the Committee in its sole discretion) is open, each of which is a date on which the interest of a Participant in each of the Participant’s Accounts is valued pursuant to the terms of the Plan.

Article III

Deferral of Compensation

3.1 Deferral Election. (a) Each Eligible Director may elect to defer all or a portion of his or her Compensation that, absent deferral, would be paid or awarded to him or her for services rendered during the following calendar year by properly completing and filing a Deferral Election form.

(b) To be effective, a Deferral Election must be made in writing by the Eligible Director on a form furnished by the Secretary of the Corporation.

(1) Generally, an Eligible Director’s Deferral Election must be received by the Secretary of the Corporation on or before the date specified by the Committee, which shall be no later than the December 31 prior to the calendar year to which the Deferral Election applies.

(2) Notwithstanding Section 3.1(b)(1), an individual who becomes an Eligible Director after January 1 of a calendar year may make a Deferral Election by filing the required written election with the Secretary of the Corporation on or before the date that is 30 days after the date on which he or she becomes an Eligible Director, and his or her election shall apply to Compensation that would be earned by him or her during the remainder of the calendar year after he or she filed the election. An Eligible Director may make a Deferral Election under this Section 3.1(b)(2), (A) when he or she initially becomes an Eligible Director, or (B) at any subsequent time if he or she becomes an Eligible Director again after having ceased to be an Eligible Director at a previous time, and if he or she either had received his or her entire Account Balance attributable to his or her prior period of service as a member of the Board before becoming an Eligible Director again or had not been an Eligible Director at any time during the 24-month period ending on the date he or she became an Eligible Director again. An Eligible Director’s service as a member of the Board prior to the Effective Date and his or her account, if any, under the predecessor to this Plan shall be taken into account in applying these rules.

(c) Once made, a Deferral Election shall become effective upon receipt by the Secretary of the Corporation and is thereafter irrevocable, except to the extent otherwise provided in Section 5.2.

(d) An Eligible Director’s Deferral Election must specify either a percentage or a certain dollar amount of his or her Compensation to be deferred under the Plan, provided, however, that the amount of an Award to be deferred will be rounded up, if necessary, to equal a number of whole Deferred Stock Units. In addition, the Deferral Election must specify the date on which payment of the amount deferred is to commence and the form in which such payment is to be made, as set forth below:

(1) Subject to Section 5.1(b) hereof, the Deferral Election must specify that such payment is to commence:

(A) as of his or her Separation from Service;

(B) as of a specific date that is at least two years after the end of the calendar year containing the date on which the amounts to be deferred, absent deferral, would be paid to the Eligible Director;

(C) upon the Eligible Director’s becoming disabled (within the meaning of Code section 409A);

(D) upon a Change in Control of the Corporation; or

(E) upon the earlier (or earliest) to occur of two (or more) dates described in (A) – (D) of this Section 3.1(d)(1).

(2) The Eligible Director must specify whether payment of his or her Account is to be made in a single sum or in annual installments.

(3) Notwithstanding the foregoing, an Eligible Director may not elect a form of payment to the extent that such an election would cause any payments to be made after the March 31 first following the date that is 20 years after the date of the Eligible Director’s Separation from Service.

(4) An Eligible Director may make a separate Deferral Election, as to the amount or percentage of Compensation deferred and as to the date and form of payment, with respect to the Eligible Director’s Awards or any other form of Compensation other than Awards.

(e) Deferrals of an Eligible Director’s Compensation, other than Awards, shall be credited to the Plan as soon as administratively practicable after the date on which the Compensation, absent deferral, would be payable to the Participant. Deferrals of an Eligible Director’s Awards shall be credited to the Plan as soon as administratively practicable after the date on which the Award was granted.

(f) Unless an Eligible Director’s Deferral Election specifically provides otherwise, his or her Deferral Election shall expire as of the last day of the calendar year for which the Deferral Election was made.

Article IV

Treatment of Deferred Amounts

4.1 Memorandum Account. (a) The Corporation shall establish on its books a separate Account for each Participant for each calendar year in which the Participant elects to defer Compensation. Amounts deferred by a Participant pursuant to a Deferral Election shall be credited to the Participant’s Account as provided in Section 3.1(e). In addition, as of each Valuation Date, incremental amounts determined in accordance with Section 4.2 will be credited or debited to each Participant’s Account, and adjustments shall be made with respect to Stock Units as provided in Section 4.1(b). Any payments made to or on behalf of the Participant and for his or her Beneficiary shall be debited from the Account. No assets shall be segregated or earmarked with respect to any Account, and no Participant or Beneficiary shall have any right to assign, transfer, pledge or hypothecate his or her interest or any portion thereof in his or her Account. The Plan and the crediting of Accounts hereunder shall not constitute a trust or a funded arrangement of any sort and shall be merely for the purpose of recording an unsecured contractual obligation of the Corporation.

(b) If the Corporation shall issue a stock dividend on the Unisys Common Stock, stock dividend equivalents shall be credited to the Participant’s Stock Units Account, as of the dividend payment date, as Stock Units in the same amount as the stock dividends to which the Participant would have been entitled if the Stock Units were shares of Unisys Common Stock. Cash dividends, if any, shall be credited to the Stock Units Account, as of the dividend payment date, in the form of Stock Units based on the Fair Market Value of the Unisys Common Stock on the dividend payment date. The Stock Units Account shall be appropriately adjusted to reflect splits, reverse splits, or comparable changes to the Corporation’s Common Stock.

(c) If a Participant makes a Deferral Election with respect to an Award that is not vested under the terms of the grant and the applicable LTIP on the date of grant, and the Participant has a Separation from Service or any other event occurs that would cause a forfeiture of the Award under its terms before all or any portion of the Award becomes vested under its terms, in each case taking into account any terms of the applicable LTIP or the grant that provide for continuation of vesting, then the non-vested portion of the Award shall be forfeited and debited from the Participant’s Account.

4.2 Investment Measurement Options. (a) Subject to the provisions of this Section 4.2, a Participant’s Account, excluding his or her Stock Units Account, shall be credited or debited with amounts equal to the amounts that would be earned or lost with respect to the Participant’s Account Balance if amounts equal to that Account Balance were actually invested in the Investment Measurement Options in the manner specified by the Participant.

(b) Deferrals of Awards shall be credited to a Participant’s Account as Deferred Stock Units, and the Participant may not elect to have an Investment Measurement Option applied to the deferral of an Award at any time. With respect to current deferrals of Compensation other than Awards, each Eligible Director may elect, at the same time as a Deferral Election is made, to have one or more of the Investment Measurement Options applied to the current deferrals of Compensation other than Awards, or to have the current deferrals credited to his or her Stock Units Account in the form of Elective Stock Units. Such election with respect to current deferrals may be changed at any time upon appropriate notice to the Secretary of the Corporation, provided, however, that an election to have current deferrals credited as Elective Stock Units may not be changed at any time during the effective period of the Deferral Election. If a Participant elects to have current deferrals credited as Elective Stock Units, the number of Stock Units to be credited to the Participant’s Stock Units Account under this Section 4.2(b) shall be the quotient of (x) divided by (y) where (x) equals the amount of the current deferral to be credited as Stock Units and (y) equals the Fair Market Value on the date on which the amounts are credited to the Participant’s Stock Unit Account.

(c) Subject to the restrictions described in Section 4.2(d), a Participant may elect to change the manner in which Investment Measurement Options apply to existing Account Balances (excluding the Participant’s Stock Units Account). In addition, a Participant may elect to have all or any portion of his or her existing Account Balances (other than the Stock Units Account) credited to his or her Stock Units Account as Elective Stock Units. The number of Stock Units to be credited to the Participant’s Stock Units Account under this Section 4.2(c) shall be the quotient of (x) divided by (y) where (x) equals the amount of the existing Account Balances to be credited as Stock Units and (y) equals the Fair Market Value on the effective date on which the amounts are credited to the Participant’s Stock Units Account. Any election described in this Section 4.2(c) will be effective upon receipt of the appropriate notice by the Secretary of the Corporation.

(d) The following rules apply to Investment Measurement Options.

(1) The percentage of a Participant’s current deferrals and/or Account Balance to which a specified Investment Measurement Option is to be applied must be a multiple of one percent (1%). The Participant may change the specified Investment Measurement Options that will apply to his or her Account(s) on any business day as of which the Plan’s recordkeeper is open for business. Changes in a specified Investment Measurement Option with respect to a Participant’s Account will be effective as soon as administratively practicable following receipt of the Participant’s election.

(2) To the extent that a Participant has not specified an Investment Measurement Option to apply to all or a portion of his or her current deferrals and/or Account Balance, the Fidelity Balanced Fund (effective as of January 1, 2007) or such other fund as is designated by the Committee shall be deemed to be the applicable Investment Measurement Option.

(3) The chosen Investment Measurement Option or Options shall apply to deferred amounts on and after the date on which such deferred amounts are credited to the Participant’s Account.

(e) The Committee shall have the authority to modify the rules and restrictions relating to Investment Measurement Options (including the authority to change such

Investment Measurement Options prospectively) as it, in its sole discretion, deems necessary and in accord with the investment practices in place under the USP.

Article V

Payment of Deferred Amounts

5.1 Form and Time of Payment. The benefits to which a Participant or a Beneficiary may be entitled under the Plan shall be paid in accordance with this Section 5.1.

(a) Payments of a Participant’s Account Balances (other than the Participant’s Stock Units Account) shall be made in cash in U.S. dollars. Payments of the Participant’s Stock Units Account shall be made in whole shares of Unisys Common Stock and in cash in U.S. dollars for any fractional shares.

(b) Except as otherwise provided in Sections 5.1(e) and 5.3, (1) for payment of a Participant’s Account Balances upon Separation from Service, the Account Balances shall be valued as of the last Valuation Date in the month in which the Participant’s Separation from Service occurs and payment shall commence on the first day of the next month, (2) for payment upon any other date or dates specified in the Participant’s Deferral Election or Elections or the Participant’s Revised Election or Elections (to the extent that the Revised Election or Elections has or have become effective), the Account Balances shall be valued as of the last Valuation Date in the month in which such date occurs and payment shall commence on the first day of the next month, and (3) all payments shall be made in the form or forms specified in the Participant’s Deferral Election or Elections or the Participant’s Revised Election or Elections (to the extent that the Revised Election or Elections has or have become effective).

(c) To the extent a Participant has not specified the form or time of payment of all or a part of his or her Account Balance, payment of that portion of the Account Balance will be made in a single sum upon the Participant’s Separation from Service, except as otherwise provided in Section 5.1(e).

(d) To the extent a Participant has elected payment in the form of annual installments, each installment payment after the initial installment payment shall be made on or about March 31 of each year following the year in which the first installment was paid. With respect to each Deferral Election made by a Participant, the amount of each annual installment payment to be made to a Participant under such Deferral Election shall be determined by dividing the portion of the Participant’s Account Balance covered by such Deferral Election as of the latest Valuation Date in the month preceding the date of payment by the number of installments remaining to be paid under such Deferral Election, and the number of shares of Unisys Common Stock delivered to a Participant who is receiving installments from his or her Stock Units Account shall be the quotient of (x) divided by (y) where (x) equals the amount to be distributed in an installment and (y) equals the Fair Market Value on the latest Valuation Date in the month preceding the date of payment, with the amount attributable to any fractional share payable in cash in U.S. dollars.

(e) Notwithstanding any Deferral Election made by the Participant or any provision of the Plan to the contrary, in no event shall any portion of a Participant’s Account attributable to Deferred Stock Units be paid before the vesting date for the Award to which the Deferred Stock Units are attributable, as determined under the applicable LTIP and the terms of the Award.

(f) Notwithstanding any Deferral Election made by the Participant or any provision of the Plan to the contrary, other than Section 5.1(e):

(1) If the Participant’s Separation from Service occurs before the specific date as of which all or a portion of a Participant’s Account Balance is scheduled to be paid, the payment of that portion of the Participant’s Account Balance will commence upon the Participant’s Separation from Service and will be made in the form elected by the Participant with respect to a distribution upon Separation from Service.

(2) If a Participant’s Separation from Service occurs after the Participant begins to receive any portion of an Account Balance that was to be paid to the

Participant as of a specific date, the remaining portion of such Account Balance shall continue to be distributed in accordance with the form of payment being made to the Participant at the time of his or her Separation from Service.

(3) If, at the time of a Participant’s Separation from Service the balance in all of a Participant’s Accounts is $10,000 or less, the balance in all the Participant’s Accounts shall be paid to the Participant in a single sum upon the Participant’s Separation from Service.

(4) Any portion of a Participant’s Account Balance that has not been paid to the Participant as of the date of his or her death shall be paid to the Participant’s Beneficiary in a single sum on the first day of the month following the month in which the Participant’s death occurs.

(5) If a Participant demonstrates to the satisfaction of the Committee that he or she has incurred an “unforeseeable emergency” within the meaning of Code section 409A, the Participant may receive a distribution of the amount necessary to meet his or her unforeseeable emergency, as determined by the Committee in accordance with Code section 409A and regulations thereunder.

5.2 Revised Election. (a) Pursuant to a Revised Election, a Participant may specify:

(1) a date for the commencement of the payment of the Participant’s Account that, if the Participant originally elected a specified date for payment (as opposed to payment upon Separation from Service), is a date at least five years after the date specified in the Participant’s applicable Deferral Election; and/or

(2) a form of payment that calls for a greater number of annual installment payments than that specified in the Participant’s applicable Deferral Election, or a number of annual installment payments where the Participant specified a single sum payment in his or her applicable Deferral Election, provided that the first installment begins no earlier than five years after the date on which the Participant originally elected that distribution commence.

(3) Notwithstanding the foregoing, an Eligible Director may not elect a time of benefit commencement and/or a form of payment to the extent that such an election would cause any payments to be made after the March 31 first following the date that is 20 years after the date of the Eligible Director’s Separation from Service.

(b) A Participant may make no more than three Revised Elections with respect to each of the Participant’s Accounts.

(c) To be effective, a Revised Election must:

(1) meet the requirements of Sections 5.2(a) and 5.2(b) above;

(2) be made in writing by the Participant on a form furnished for such purpose by the Secretary of the Corporation; and

(3) be submitted to the Secretary of the Corporation on or before the date that is one year before the date on which the portion of the Participant’s Account that is the subject of the Revised Election would, absent the Revised Election, first become payable.

5.3 SEC Rule 16b. If deemed necessary to comply with Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, the Corporation may delay payment with respect to Stock Units until six months following the date on which the Stock Units were credited to the Participant’s Account.

Article VI

Miscellaneous

6.1 Amendment. The Board may modify or amend, in whole or in part, any of or all the provisions of the Plan, or suspend or terminate it entirely; provided, however, that any such modification, amendment, suspension or termination may not, without the Participant’s consent, adversely affect any deferred amount credited to him or her under the Plan for any period prior to the effective date of such modification, amendment, suspension or termination, except that no Participant consent is necessary if such modification, amendment, suspension or termination is necessary to comply with the requirements of Code section 409A. The Plan shall remain in effect until terminated pursuant to this provision.

6.2 Administration. The Committee shall have the sole authority to interpret the Plan and in its sole discretion to establish and modify administrative rules for the Plan, including, but not limited to, establishing rules regarding elections, hypothetical investments and distributions. Elections made under the Plan shall be effective only to the extent made and filed in accordance with the rules specified in the Plan or such other rules as may be established by the Committee. The Committee may delegate to any person or persons the authority and responsibility for all or any aspect of administration of the Plan in its sole discretion. Notwithstanding any provision of the Plan to the contrary, the Committee shall administer the Plan in a manner that is consistent with the requirements of section 409A of the Code. All expenses and costs in connection with the operation of this Plan shall be borne by the Corporation. The Corporation shall have the right to deduct from any payment to be made pursuant to this Plan any federal, state or local taxes required by law to be withheld, and any associated interest and/or penalties.

6.3 Governing Law. The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the Commonwealth of Pennsylvania except as such laws may be superseded by the federal law and without regard to Pennsylvania’s conflict of laws rules.

6.4 Unfunded Plan. It is intended that the Plan constitute an “unfunded” plan for deferred compensation. The Corporation may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan; provided, however, that, unless the Corporation otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan. Any liability of the Corporation to any person with respect to any Account under the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No such obligation of the Corporation shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Corporation.